                                                                  EXHIBIT 99.1


                                  NEWS RELEASE

[U.S. VISION LOGO]


                                             For:      U.S. Vision, Inc.

                                             Contact:  George McHenry
                                                       Chief Financial Officer
                                                       (856) 228-1000

                              FOR IMMEDIATE RELEASE

   U.S. VISION AMENDS ACQUISITION LETTER OF INTENT WITH NORCROSS ROBERTS GROUP

Glendora, New Jersey, May 4, 2001 -- U. S. Vision (Nasdaq:USVI) announced today that its Board of Directors has approved revised terms to the previously announced acquisition of the Company by George E. Norcross, III, Joseph J. Roberts, Jr. and Philip A. Norcross (the "Norcross Roberts Group"), the current beneficial owners of approximately 24% of U.S. Vision's outstanding common stock. The revised proposed transaction, if consummated, would result in the payment of $4.50 for each outstanding share of U.S. Vision common stock payable $3.25 in cash and $1.25 in subordinated promissory notes or similar securities due two years following the acquisition.

The proposed transaction is subject to a number of conditions, including execution of a definitive agreement between U.S. Vision and the Norcross Roberts Group, approval by the common shareholders of U.S. Vision, and the renewal of one of the Company's material contracts. In addition, the consummation of the transaction is subject to the Norcross Roberts Group obtaining satisfactory financing to complete the acquisition.

U.S. Vision anticipates submitting the transaction to its shareholders for approval and consummating the transaction shortly after the second fiscal quarter of 2001. Shareholders, including the Norcross Roberts Group, who own approximately 78% of the outstanding common stock of the Company, have indicated that they approve of and agreed to vote in favor of the transaction.

U.S. Vision, based in Camden County, New Jersey is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores, such as JCPenney, Marshall Field, Sears, Strawbridge's and Hudson's Bay. The Company currently operates 625 locations in 47 states in the United States and Canada. U.S. Vision employs approximately 3,000 employees in North America, including almost 500 in southern New Jersey. The Company's net sales for the year ended January 31, 2001, were $148 million. U.S. Vision's retail optical departments offer an extensive selection of designer brand and private label prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on U.S. Vision, Inc.'s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in the Company's report on Form 10K for fiscal year ended January 31, 2001 and as may be updated in any subsequent report on Form 10Q, all filed with the Securities and Exchange Commission.

-end-